Exhibit 10.uu

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, made and entered into as of the 1st day of January 2001, by and between QUAKER CHEMICAL CORPORATION, a Pennsylvania corporation (hereinafter referred to as “QUAKER”), and L. WILBERT PLATZER (hereinafter referred to as “EXECUTIVE”).

BACKGROUND

EXECUTIVE has been employed with Quaker Chemical Europe B.V., a Quaker affiliated company, at various positions including, most recently, as its Managing Director. QUAKER now wishes to employ EXECUTIVE as a Vice President-Worldwide Operations, and EXECUTIVE wishes to be employed by QUAKER in that position.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1)	Effective as of the date written above QUAKER agrees to employ EXECUTIVE, and EXECUTIVE agrees to serve as Quaker’s Vice President-Worldwide Operations . He shall perform all duties consistent with such position as well as any other duties that are assigned to him from time to time by the President, Chief Executive Officer, or the Board of Directors of QUAKER. EXECUTIVE covenants and agrees that he will, during the term of this Employment Agreement or any extension or renewal thereof, devotes his knowledge, skill, and working time solely and exclusively to the business and interests of QUAKER.

2)	Since EXECUTIVE’s new position is with QUAKER, EXECUTIVE’s employment contract with Quaker Chemical B.V. dated March 1, 1996, as amended per a letter dated July 23, 1999, is hereby terminated as of December 31, 2000, and has no continuing legal effect other than recognizing years of service for any applicable benefits to be extended pursuant to this Agreement.

3)	Except as otherwise provided for in Paragraph 10, the term of EXECUTIVE’s employment shall continue for an indefinite period of time. The employment may be terminated by either party with due observance of the statutory notice period. Notice may only be given in writing.

L. Wilbert Platzer	- 2 -	Employment Agreement

4)	QUAKER shall pay to EXECUTIVE and EXECUTIVE shall accept an annual rate of salary as set forth in Addendum 1 attached hereto and made a part hereof, payable monthly, during the term of this Employment Agreement or any extension or renewal thereof. The rate of salary will be reviewed on an annual basis consistent with QUAKER’s then current practice for reviewing officers’ salaries and performance. Addendum 1 also contains terms and benefits of your employment with QUAKER.

5)	EXECUTIVE shall participate in such QUAKER Incentive Programs as described and set forth in Addendum 1. As an Officer of QUAKER, the particulars of Addendum 1 as it relates to Quaker Incentive Programs may be amended by the Board of Directors at any time including eligibility to participate in any given QUAKER incentive plan, the level of participation in any QUAKER incentive plan, and the terms and conditions of any QUAKER incentive plan. Any changes to Addendum 1 shall not affect any of the other terms and conditions hereof including, without limitation, the convenants contained in the Declaration of Secrecy and Non-Competition attached Addendum 2. For the purposes of this Agreement, the term “QUAKER Incentive Program” shall refer to each individual as well as the combined incentive programs approved by the Board of Directors. Revisions to Addendum 1 shall become effective upon notification in writing by QUAKER.

6)	In the event of the death of EXECUTIVE while this Employment Agreement is in effect and as to which no notice of termination has been given by EXECUTIVE or, in the case of a Termination for Cause (as defined hereafter), by QUAKER, QUAKER shall (i) continue to pay a sum of money equal to the salary that would have been paid to him for four months following his death just as if he were living, and (ii) QUAKER shall pay a death benefit equal to his then current annual salary plus $30,000 to be paid in three equal payments, without interest, on the 16, 28, and 40 month anniversary of the date of his death. Payments made pursuant to this Paragraph 6 shall be made to the person or persons who may be designated by EXECUTIVE in writing, and, in the event he fails to so designate to whom payments shall be made, payments shall be made to EXECUTIVE’s personal representatives.

7)	The duties and nature of the position of EXECUTIVE will necessitate full and detailed access to QUAKER strategic, financial, operational and technical information. In view thereof, EXECUTIVE, has agreed to sign the Declaration of Secrecy and Non-Competition, attached hereto as Addendum 2 and made a part hereof

L. Wilbert Platzer	- 3 -	Employment Agreement

8)	In the event that QUAKER in its sole discretion and at any time terminates this Agreement with EXECUTIVE (other than for Termination for Cause, death, disability, or normal retirement age), QUAKER agrees to provide EXECUTIVE with reasonable out-placement assistance and a severance payment (contingent upon EXECUTIVE executing a form of release satisfactory to QUAKER) that shall be equal to twelve (12) months’ base salary calculated at EXECUTIVE’s then current rate.

9)	This Employment Agreement also can be terminated (and thereby terminate EXECUTIVE’s employment with QUAKER) at any time and without notice by “Termination for Cause.” Termination for Cause means EXECUTIVE’s employment with QUAKER shall have been terminated by QUAKER by reason of either:

a)	The willful and continued failure (following written notice) by EXECUTIVE to execute his duties under this Employment Agreement; or

b)	The willful engaging by EXECUTIVE in a continued course of misconduct which is materially injurious to QUAKER, monetarily or otherwise.

10)	EXECUTIVE represents and warrants to QUAKER that:

a)	there are no restrictions, agreements, or understandings whatsoever to which EXECUTIVE is a party which would prevent or make unlawful his execution of this Employment Agreement or his employment hereunder; and

b)	his execution of this Employment Agreement and his employment hereunder shall not constitute a breach of any contract agreement, or understanding, oral or written, to which he is a party or by which he is bound.

11)	This Employment Agreement together with the Addenda hereto contains all the agreements and understandings between the parties hereto with respect to EXECUTIVE’s employment by QUAKER and supersedes all prior or contemporaneous agreements with respect thereto and shall be binding upon and for the benefit of the parties hereto and their respective personal representatives, successors, and assigns. This Employment Agreement with the inclusion of all Addenda hereto, shall be governed by and construed in accordance with the laws of the Netherlands.

L. Wilbert Platzer	- 4 -	Employment Agreement

IN WITNESS WHEREOF, QUAKER has caused this Employment Agreement to be signed by its President, thereunto duly authorized, and its corporate seal to be hereunto affixed and attested by its Corporate Secretary, and EXECUTIVE has hereunto set his hand and seal all as of the day and year first above written.

ATTEST:	QUAKER CHEMICAL CORPORATION
(SEAL)
/s/ D. Jeffry Benoliel	By:	/s/ Joseph W. Bauer
D. Jeffry Benoliel		Joseph W. Bauer
Corporate Secretary		President and Chief Operating Officer

WITNESS:
/s/ L. Wilbert Platzer L. Wilbert Platzer

ADDENDUM 1

Employment Agreement dated as of January 1, 2001

Mr. L. Wilbert Platzer

SUMMARY OF GENERAL TERMS OF EMPLOYMENT

1.	SALARY

EXECUTIVE’s annual base salary will amount to Dfl. 271,745 gross (subject to applicable withholding) as per January 1, 2001, which will be paid in 12 monthly installments of Dfl. 22,645 gross (subject to applicable withholding).

2.	INCENTIVE PROGRAMS

EXECUTIVE will be entitled to an annual incentive bonus package to be established at 0 up to a maximum of 50% of base annual salary (annual salary defined as monthly gross salary x 12).

Under the Long Term Incentive Plan, EXECUTIVE will participate at Level 1 with the awards to be annually approved by the Compensation and Management Development Committee of the Board of Directors.

Except for payments made that are the responsibility of Quaker pursuant to the express terms of the Employment Agreement (and this summary of the general terms of employment), EXECUTIVE shall be responsible for the payment of all withholding taxes, social security payments, and other applicable governmental taxes, charges, or payments.

3.	COMPANY CAR

The EXECUTIVE is eligible for a company automobile for business and personal use. The cost of the car for the EXECUTIVE will be controlled by the Quaker Chemical B.V.’s policy applicable to such benefit as the same may be revised from time to time.

In accordance with Quaker’s policy, EXECUTIVE will be entitled to 100% reimbursement of telephone expenses upon receipt of the PTT bill. If there should be a change in the Dutch tax law, the new legislation will be applied.

PENSION. EXECUTIVE will continue to participate in the Netherlands’s collective pension plan with pension premiums to be paid by Quaker and calculated at 100% of base salary notwithstanding the fact that EXECUTIVE’s salary will be paid in multiple jurisdictions.

L. Wilbert Platzer	- 2 -	Addendum 1

EARLY RETIREMENT. The EXECUTIVE will continue to participate in Quaker Chemical B.V.’s early retirement arrangement (VUT) as the same may be amended from time to time with the premium to be paid by Quaker. Currently, it provides that the EXECUTIVE may retire at the age of 62 1/2 years and will be paid 90% of his annual income (base salary + holiday allowance) during the first year and 80% during the following one and a half years.

EXTRA PAYMENT ON THE OCCASION OF RETIREMENT/EARLY RETIREMENT. On the occasion of retirement at the age of 65 or entrance in the early retirement, the EXECUTIVE will receive an extra payment of one month gross salary; possible taxes will be deducted.

5.	INSURANCE AND ADDITIONAL ARRANGEMENTS.

Individual Health Insurance. Quaker has effected an Individual Health Insurance for EXECUTIVE with “Nationale Nederlanden.” In principle, there is a 100% coverage. The package also includes a basic dentist insurance; the premium is fully paid by Quaker.

Business Travel Accident Insurance. The Business Travel Accident Insurance covers all employees in case of accident while traveling on company business. The principal sum of Accidental Death and Dismemberment Insurance is $100,000.

Apart from this there is a “24 hour Collective Accident/Disability Insurance” that provides coverage for all employees equal to a maximum of three times the yearly income (basic salary plus holiday allowance and 10% bonus).

Both policies contain certain exclusions.

Travel (Luggage) Insurance. Luggage of employees traveling abroad (world coverage) is insured to a maximum of Dfl. 5,000.— per occasion split up into:

(a)	Luggage: Dfl. 4,000. — with a maximum of 25% = Dfl. 1,000. — for high value items (camera, jewelry, etc.);

(b)	Cash: Dfl. 1,000. —. Each individual has an own risk of Dfl. 100,— per occasion. Quaker pays the premium.

SUPPLEMENTARY DISABILITY INSURANCE. An additional Disability Insurance has been arranged since the Government Disability Insurance covers in case of a 100% disablement annual salaries up to a maximum of 70% of Dfl. 81,158.— (for 1999) only. After 24 months of full disablement, the employee will receive a benefit of 80% of 12 x the monthly salary + holiday allowance + a 13th month. The premium is fully paid by Quaker. The policy may exclude certain “high risk” factors depending on medical (non) acceptance.

L. Wilbert Platzer	- 3 -	Addendum 1

INCOME DURING SICKNESS AND PERMANENT DISABLEMENT. Employees who comply with the regulation of the Sickness Benefits Act/Disablement Insurance Act will, in case of a total disablement to work because of sickness, receive an addition to 100% net income (including bonus and holiday allowance) during and in total for a maximum period of 24 months.

AOW/AnW/AWBZ

The premiums for the Dutch AOW, AnW, and AWBZ are included in EXECUTIVE’S salary.

WAO/WW

Quaker will pay the employer’s part and employee’s part of the WW and WAO premium directly to the respective institute (GAK). The employee part will be withheld from EXECUTIVE’s salary. Each year, at the EXECUTIVE’s request, Quaker will provide confirmation that social security and disability premiums and other government charges have been paid to the appropriate governmental authorities.

MEDICAL EXAMINATION. The EXECUTIVE is entitled to a yearly medical examination.

HOME HELP ARRANGEMENT. In case of illness of the wife/life partner of an employee or in case of illness of a single employee with children, Quaker will contribute 50% of the costs of a professional who will take over the normal care of the family under certain conditions.

6.	HOLIDAYS.

Holiday Allowance. The EXECUTIVE will be paid a holiday allowance of 8.5% of his gross annual base salary. The holiday allowance is paid out in April.

The basis number of holidays is 28. This number is increased, according to the age to be reached in the year concerned according to the following table:

35 years of age:	+1 day
40 years of age:	+2 days
45 years of age	+3 days
50 years of age:	+4 days
55 years of age	+5 days
60 years of age:	+6 days
61 years of age:	+8 days
62 years of age	+10 days
63 years of age	+12 days
64 years of age:	+14 days

L. Wilbert Platzer	- 4 -	Addendum 1

7.	JUBILEE GIFT.

Employees will receive a jubilee gift:

On the occasion of 10 years of service a net amount of Dfl. 1,000.—;
On the occasion of 25 years of service a net amount of Dfl. 2,500.—;
On the occasion of 30 years of service a net amount of Dfl. 1,000.—;
On the occasion of 35 years of service a net amount of Dfl. 1,000.—;
On the occasion of 40 years of service a net amount equal to one month’s base salary net.

8.	Quaker will reimburse EXECUTIVE for any personal financial planning and tax preparation expenses incurred consistent with his position of Global Operating Team.

9.	The above provisions revoke all employment conditions applicable to EXECUTIVE as of January 1, 2001. Any other employment conditions which might have been applicable to EXECUTIVE under any previously agreement with Quaker Chemical Europe B.V., wither verbally or in writing, are no longer applicable as of January 1, 2001 other than the application of the General Terms of Employment (A.R.A.P. – Algeme Regeling Arbeidsvoorvaarden Personnel) and all amendments thereto which shall continue to apply to this employment agreement as it did to the previous contract.

QUAKER CHEMICAL CORPORATION

/s/ Joseph W. Bauer	/s/ L. Wilbert Platzer
Joseph W. Bauer	L. Wilbert Platzer
President and Chief Operating Officer

Date: 3/21/01	Date: 3/21/01

ADDENDUM 2

Employment Agreement dated as of January 1, 2001

Mr. L. Wilbert Platzer

DECLARATION OF SECRECY AND NON-COMPETITION

Secrecy

The EXECUTIVE acknowledges that information concerning the method and conduct of Quaker’s (and any affiliates’) business, including, without limitation, strategic and marketing plans, budgets, corporate practices and procedures, financial statements, customer and supplier information, formulae, formulation information, application technology, manufacturing information, and laboratory test methods and all of Quaker’s (and any affiliates’) manuals, documents, notes, letters, records, and computer programs are Quaker’s (and/or Quaker’s affiliates, as the case may be) trade secrets (“Trade Secrets”) and are the sole and exclusive property of Quaker (and/or Quaker’s affiliates, as the case may be). EXECUTIVE agrees that at no time during or following employment with Quaker will EXECUTIVE use, divulge, or pass on, directly or through any other individual or entity, any Trade Secrets. Upon termination of EXECUTIVE’s employment with Quaker, or at any other time upon Quaker’s request, EXECUTIVE agrees to forthwith surrender to Quaker any and all materials in his possession. Trade Secrets do not include information that is in the public domain at no fault of the EXECUTIVE.

Non-Competition

For a period of twelve (12) months after the termination of EXECUTIVE’s employment with Quaker, EXECUTIVE agrees, regardless of the reason for the termination of employment hereunder, that he will not:

a)	directly or indirectly, together or separately or with any third party, whether as an individual proprietor, partner, stockholder, officer, director, joint venturer, investor, or in any other capacity whatsoever actively engage in business or assist anyone or any firm in business as a manufacturer, seller, or distributor of chemical specialty products or chemical management services which are the same, like, similar to, or which compete with the products and services offered by employer (or any of its affiliates); and

b)	recruit or solicit any employee of Quaker or otherwise induce such employee to leave the employ of Quaker or to become an employee or otherwise associated with his or any firm, corporation, business, or other entity with which the EXECUTIVE is or may become associated.

L. Wilbert Platzer	- 2 -	Addendum 2

The undersigned EXECUTIVE forfeits in favor of Quaker a penalty payable forthwith of Dfl. 100,000.— for each day of infringement of the above-mentioned prohibition, in lieu of the right of Quaker to claim actual damages. Quaker may at any time at its own initiative, or at the request of the undersigned EXECUTIVE, wholly or partly waive the stipulation referred to in this article. As long as the undersigned EXECUTIVE has not requested Quaker to waive the stipulation as referred to in this article, this stipulation shall be deemed between the parties not to harm the EXECUTIVE unreasonably, nor to impede him in a significant way to be employed otherwise than by Quaker.

QUAKER CHEMICAL CORPORATION		AGREED:

By:	/s/ Joseph W. Bauer	/s/ L. Wilbert Platzer
	Joseph W. Bauer	L. Wilbert Platzer

Date:	3/21/01	Date:	3/21/01